Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Echo Therapeutics, Inc. of our report, dated April 9, 2009, relating to our audit of the consolidated financial statements which appear in the Annual Report on Form 10-K of the Registrant for the year ended December 31, 2008. Our report dated April 9, 2009 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Registrant’s ability to continue as a going concern.

/s/ Wolf & Company, P.C. Wolf & Company, P.C.
Boston, Massachusetts
January 25, 2010